Exhibit 99.1

Advance Auto Parts Appoints Experienced Finance Executive to Its Board of Directors

RALEIGH, N.C. (March 16, 2022) – Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts retailer, today announced Joan Hilson, Signet Jewelers Ltd. Chief Financial & Strategy Officer, has been appointed to its Board of Directors effective March 15, 2022.

Hilson, 62, has more than 35 years of finance experience primarily in the retail industry. She joined Signet in 2019 and is currently the Chief Financial and Strategy Officer. Hilson is a transformative leader delivering on Signet’s Inspiring Brilliance strategy that is intended to drive profitable growth through innovation, capital management, real estate optimization and expansion of market share.

Previously, Hilson served as Chief Financial Officer of David’s Bridal from 2014-2019. Prior to 2014, she served in a variety of finance roles of increasing responsibility, including Chief Financial Officer, with American Eagle Outfitters, Inc. from 2005-2012, and Limited Brands, Inc. from 1993-2005 where she served as Chief Financial Officer, Victoria’s Secret Stores division. Hilson began her career with the accounting firm of Coopers & Lybrand.

“We are pleased to welcome Joan to our diverse and talented Advance Auto Parts Board of Directors,” said Eugene I. Lee, Jr., Chair of the Board of Directors. “As we continue to focus on transforming and growing our business to meet the evolving needs of our customers, Joan’s deep finance and retail experience will be invaluable. I look forward to working closely with her as we continue to execute our strategy and drive shareholder value.”

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of January 1, 2022, Advance operated 4,706 stores and 266 Worldpac branches primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The company also served 1,317 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

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Advance Auto Parts Contacts:
Investor Relations:	Media Relations:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com